EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of May 2, 2022 (the “Effective Date”), by and between Innovative MedTech, Inc. a Delaware corporation (the “Company”), and Dr. Merle Griff (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.	Position, Duties and Responsibilities, Location, and Commuting.

	(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Executive Officer of the Company. Executive shall report directly to the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for running the day to day operations of the Company. Executive shall also have such other duties, powers, and authority as are commensurate with Executive’s position as Chief Executive Officer of the Company and such other duties and responsibilities that are commensurate with Executive’s positions as specifically delegated to Executive from time to time by Company’s Board.

	(b)	Services and Efforts. Executive agrees to devote Executive’s efforts, energies, and skill to the discharge of the duties and responsibilities attributable to Executive’s position and, except as set forth herein, agrees to devote Executive’s professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, the expenditure of reasonable amounts of time for personal business, charitable, community and other professional activities and the making and managing of passive and personal investments by Executive are permitted and are not a breach of this Agreement, provided such activities do not interfere with the services required to be rendered by Executive and do not violate the provisions of Section 7 hereof. In addition, nothing in this Agreement will be deemed to prohibit Executive from performing services for the Company’s affiliate, Sarah Adult Day Services, Inc., under the terms of that certain Executive Employment Agreement dated March 25, 2021 by and between Executive and Sarah Adult Day Services, Inc., as amended (the “Sarah Employment Agreement”).

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(c)

Compliance with Company Policies. Executive shall be subject to the policies, practices, procedures and rules of the Company, including those policies and procedures set forth in any Code of Conduct and Ethics adopted by the Company. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement, subject to applicable notice and cure periods as described in Section 5 hereof.

(d)

Location of Employment. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in 2500 E. Hallandale Beach Blvd, Ste 800 Hallandale Beach, FL 33009 provided that Executive may be required under business circumstances to travel outside of such location in connection with performing Executive’s duties under this Agreement.

3.	Compensation.

	(a)	Signing Bonus. Upon the signing of this Agreement, Executive shall receive a stock bonus of 50,000 non-qualified cashless stock options at a strike price of $1.56 per share, with a term of 7-years.

	(b)	Base Salary.

		(i)	During the Term, the Company shall pay to Executive an annual salary of $200,000 (“Base Salary”). A decrease in the Base Salary may only occur simultaneous with a corresponding decrease of all employees of a similar rank. The Compensation Committee of the Board (the “Committee”) may increase the Base Salary, in its sole discretion, taking into account Company and individual performance objectives. In addition, Executive’s Base Salary will automatically be increased on an annual basis by $50,000 for each $10,000,000 increase in the Company’s gross revenues from all sources over the Threshold Revenue Amount. For purposes of this Agreement, the Threshold Revenue Amount means $1,000,000 (the approximate of the Company’s current revenue). By way of example, if the Threshold Revenue Amount is $1,000,000, and the Company’s gross revenues for calendar year 2022 are $20,000,000, Executive’s Base Salary would be increased by $100,000, effective June 30, 2023.

		(ii)	Within 30 days following the end of each fiscal year, the Company will prepare and deliver to Executive the Company’s computation of the Company’s gross revenue for the immediately preceding fiscal year and any resulting increase in the Base Salary. Executive will have a period of 15 days thereafter to provide written notice to the Company of her objection to such computation (an “Objection Notice”) specifying in reasonable detail the basis of such objection. If Executive fails to deliver an Objection Notice within such 15-day period, the Company’s computation of gross revenue will be final and binding on the parties. If Executive timely delivers an Objection Notice, then the Company and Executive will work in good faith to resolve such dispute and agree on the Company’s gross revenue for the immediately preceding calendar year during the 10-day period following the Company’s receipt of the Objection Notice (the “Negotiation Period”). If they are unable to do so, then the determination of the Company’s gross revenue for the applicable fiscal year will be calculated by the Company’s independent accounting firm, and the determination of the independent accounting firm will be final and binding on the parties. The Company will use commercially reasonable efforts to cause its independent accounting firm to deliver its determination of gross revenue within 30 days following the expiration of the Negotiation Period. The costs and fees of the independent accounting firm will be paid by the Company.

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(c)

Annual Cash Bonus. Within 30 days after the end of each fiscal year beginning June 30, 2022, Executive shall receive a minimum annualcash bonus of $60,000, which may be increased based on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(d)

Annual Stock Bonus. Within 30 days after the end of each fiscal year beginning June 30, 2022, Executive shall receive a grant of 50,000 non-qualified cashless stock options, at a strike price of $1.56 per share, with a term of 7-years.

Long-Term Incentive Award. Executive shall be eligible to receive the following options for each calendar year during the Term determined by reference to the Company’s gross revenue for such calendar year and the table set forth below:

Gross Revenue	# of Options	Non-Qualified Stock Options w/ a cashless Strike Price (7-year terms)
$5,000,000	100,000	$1.56
$10,000,000	150,000	$2.00
$20,000,000	200,000	$3.00
$40,000,000	250,000	$4.00
$75,000,000	300,000	$5.00
$100,000,000	350,000	$6.00

Any Options awarded under this Section 3(e) must be issued no later than 75 days following the end of the applicable calendar year.

If the Company’s Gross Revenues exceed the $100,000,000 mark, then the Company and Executive shall, in good faith, negotiate new stock option incentive awards.

4.	Employee Benefits and Perquisites.

(a)

Benefits. Executive shall be entitled to participate in such health, disability, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to the Company’s other employees of similar rank, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion; provided, however, that (i) the Company may not eliminate a benefit previously made available to Executive under this Section 4 if such benefit, or a similar benefit, continues to be made available to the other employees of the Company, and (ii)the Company must in all events provide coverage to Executive under a medical insurance plan at least as favorable to Executive as the coverage provided by the Company to Executive as of immediately prior to the Effective Date.

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(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to the Company’s other employees of similar rank, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to 14 days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of Executive’s job duties (including cell phone charges), promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

(d)	Indemnity. The Company must indemnify, defend and hold Executive harmless if she becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than any such action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, by reason of the fact that she was an employee of the Company and provided services thereto, against liability, losses, costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by her in connection with the action, suit or proceeding, if she acted within the scope of her authority hereunder, in good faith, and in a manner she reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, she had no reasonable cause to believe her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that Executive did not act in good faith and in a manner which she reasonably believed to be in or not opposed to the Company’s best interests, or that, with respect to any criminal action or proceeding, she had reasonable cause to believe that her conduct was unlawful. As used in this Section 4(d), the references to the Company include all constituent entities and the new or surviving entity in a consolidation or merger, and all assignees of the Company, so that Executive stands in the same position under this Section 4(d) with respect to the assignee, successor or surviving company or other entity as she would if she had served the assignee, successor or surviving company or entity as an employee.

(e)	Accelerated Vesting. If the Company is either sold, acquired or there is a change in control (meaning that someone acquires 40% or more of the combined outstanding voting power of the Company), then the non-qualified cashless stock options shall have accelerated vesting and shall fully vest to Executive.

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5.	Termination.

(a)

General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate Executive’s employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least sixty days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. For purposes of this Agreement, the following terms have the following meanings:

		(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date, payable within thirty days following the Termination Date; (iii) accrued but unused PTO days; (iv) a pro-rated bonus under Section 3(c) hereof, payable within thirty days following the Termination Date; and (v) all other incentives and bonuses under Section 3(d) and (e), payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

		(ii)	“Cause” shall mean: (i) a breach by Executive of Executive’s fiduciary duties to the Company, but only if Executive fails to cure such breach within 30 days after the date on which the Company delivers written notice thereof to her; (ii) Executive’s material breach of this Agreement, but only if Executive fails to cure such breach within 30 days after the date on which the Company delivers written notice thereof to her; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) Executive’s violation of the Company’s substance abuse policy, resulting in material harm to the Company; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform, Executive’s duties of employment with the Company, which remains uncured or continues after 30 days’ written notice by the Company thereof; (vi) Executive’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities, but only if Executive fails to cure such breach within 30 days after the date on which the Company delivers written notice to her of such refusal or failure; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation, but only if Executive fails to remedy such conduct within 30 days after the date on which the Company delivers written notice thereof to her.

		(iii)	“Good Reason” shall mean (i) a material breach by the Company of its obligations under this Agreement, which breach remains uncured within thirty days after the Board’s receipt of written notice thereof from Executive, (ii) the change of Executive’s title without her prior written consent to a title that confers less responsibility than president, (iii) a material diminishment of Executive’s duties and responsibilities without her prior written consent, (iv) a change in Executive’s principal place of employment to a location more than 25 miles away from the location set forth in Section 2(d) hereof without Executive’s prior written consent, or (v) a material diminishment of the perquisites and benefits available to Executive.

		(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

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(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the date that is sixty days following the Termination Date, the Company shall continue to pay Executive’s Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for a period of twelve (12) months, and Executive will continue to be provided coverage under the Company’s medical insurance plan from the Termination Date until the end of such 12- month period and Executive will continue to be paid the bonus and incentives; provided, however, that the Severance Payments and continuing insurance coverage and continuing bonus and incentives shall be conditioned upon the execution, non- revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company (with the Company to provide such form to Executive prior to, on, or within seven days following the Termination Date) within sixty days following the Termination Date. In the event that Executive fails to timely execute and deliver such are lease, the Company shall have no obligation to pay Severance Payments or provide continuing medical insurance coverage under this Agreement.

(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or disability, Executive shall be entitled to receive only the Accrued Benefits.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials) in her possession or under her control.

(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of Executive’s employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)	Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

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6.	Other Tax Matters.

	(a)	The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

	(b)	Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A- 1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

	(c)	After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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	(d)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

	(e)	If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

7.	Non-Compete, Non-Solicitation.

	(a)	Non-Competition. Beginning on the date hereof and through the date that is 18 months following the Termination Date (the “Restricted Period”), Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the time Executive is no longer employed by, consulting for, serving as a board member of, or no longer otherwise works for, the Company, (i) engage in, market, sell, or provide any products or services which are the same or very similar to or otherwise directly compete with the products and services sold or provided by the Company (a “Competitive Activity”) or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise, any business, that in each case is engaged in a Competitive Activity, other than ownership of one percent or less of the equity of a publicly traded company. The parties acknowledge that nothing in this Agreement will be construed to prohibit or limit Executive’s activities related to producing, recording, marketing and presenting the podcast known as “Caught Between Generations” (the “Podcast”), or writing, distributing or selling any book or other written material related primarily to the Podcast, and such activities will not be deemed to violate the provisions of this Section 7(a). The parties further acknowledge that nothing in this Agreement will be construed to limit or restrict Executive’s ability to: (i) engage in activities related to being on the Board of Directors of or advising companies which Executive has a previous working relationship with prior to this Agreement, (ii) invest in any company that competes with the Company, or (iii) perform her obligations under the Sarah Employment Agreement.

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	(b)	Non-Solicitation.

		(i)	During the Restricted Period, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, in connection with the conduct of a Competitive Activity, any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

		(ii)	During the Restricted Period, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(c)

Cancellation of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in Sections 7(a) and 7(b) above will terminate automatically upon the Termination Date, and will be of no further force or effect, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason.

8.	Nondisclosure and Nonuse of Confidential Information.

(a)

Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of Executive’s employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive.

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(b)	Executive will not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit Executive’s disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under Executive’s control.

(c)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and all information with respect to such persons) and customer or client lists, (xiii) suppliers (and all information with respect to such persons) or supplier lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

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9.	Property; Inventions and Patents.

(a)

Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (or at any time within the 12-month period following the Termination Date, if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property, or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company. Notwithstanding anything herein to the contrary, the Company acknowledges that the following items do not constitute Work Product for purposes of this Agreement, and that Executive retains sole and exclusive rights to such items and all improvements thereto: (i) the Podcast, and any book or other written materials related to the Podcast, (ii) the technique and process developed by Executive and known as “Mindful Care,” and all related marketing materials, (iii) the book “Linkages: Planning an Intergenerational Program for Preschool” authored by Executive, (iv) all copyright, trademark, patent, and other intellectual property rights related to any of the foregoing items (i) – (iii), and (v) all goodwill arising from or related to any of the foregoing items (i) – (iv).

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(b)	Cooperation. Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company, at the Company’s cost and expense, in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)	No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d)	Pre-Existing and Third Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e)	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

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10.	Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.	Non-Disparagement. Executive agrees that, during the Term and at any time thereafter, he or she will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, or employees.

12.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of Executive’s obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

13.	Termination of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of Sections 7 – 9 of this Agreement, any continuing obligation of the Company to pay Severance Payments or provide continuing medical insurance coverage shall be terminated and of no further force or effect, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

14.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at Executive’s address set forth following Executive’s signature below. Either party may change such address from time to time by notice to the other.

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15.

Governing Law; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Florida, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied; provided, however, that the following provisions shall be governed by the Federal Arbitration Act:

	(a)	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Executive’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. §1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

	(b)	The arbitration hearing shall commence within ninety calendar days after the arbitrator is selected, unless Company and Executive mutually agree to extend this time period. The arbitration shall take place in Broward County, Florida unless mutually agreed otherwise by the parties. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

	(c)	In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

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Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

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17.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

18.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The Company nay not assign its rights or delegate its obligations under this Agreement absent the prior written consent of Executive; provided, however, that the Company may assign this Agreement to an unaffiliated purchaser of all or substantially all of its assets and upon completion of that assignment will be relieved of all obligations under this Agreement. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and permitted assigns.

19.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Executive’s own judgment and without duress.

20.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

22.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

23.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

24.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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25.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

26.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

27.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[signature page follows]

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Innovative MedTech, Inc.

By:	/s/ Charles Everhardt
Charles Everhardt
Title:	Chairman

EXECUTIVE:

By:	/s/ Dr. Merle Griff
Dr. Merle Griff

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